Exhibit 99.1

Company Contact:                            Media Contact:
Dana Grosser                                Vu Chung
SEI                                    Prosek Partners
+1 610-676-2459                            +1 212-279-3115
dgrosser@seic.com                            vchung@prosek.com
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FOR IMMEDIATE RELEASE

SEI Expands Its Footprint in Family Office Services Arena With Acquisition of Archway Technology Partners

Transaction Positions SEI for Leadership in a Fragmented, Underserviced Market Segment

OAKS, Pa., July 5, 2017 - SEI (NASDAQ:SEIC) today announced it has acquired Archway Technology Partners, LLC, (“Archway”) a major provider of operating technologies and services to the family office industry and the institutions who service that market. The move further establishes SEI as a leading player in the family office segment, addressing additional verticals, including institutions, investment advisors, private banks, hedge funds, and private equity funds.

“This announcement represents a modest shift in SEI’s long-held belief in purely organic growth. We believe there is value in growing through carefully considered strategic acquisitions that add to our expanding geographic footprint, market reach, platform functionality and expertise,” said Alfred P. West, Jr., Chairman and CEO of SEI. “Archway’s stellar reputation in the family office industry, market-leading solutions, and talented, client-oriented employees make them a valuable addition to SEI, and we look forward to welcoming the Archway team into our culture and company.”

“Archway’s specialized technologies and deep knowledge of the private wealth services industry give us a more powerful, differentiated solution to a $7 trillion global family-office market that has been underserved by legacy service providers,” said Steve Meyer, Executive Vice President of SEI and Head of SEI’s Investment Manager Services division. “SEI’s operating solutions, enhanced by Archway’s capabilities, will help family offices, institutions, wealth managers, and asset owners better navigate this new operational frontier and service their clients more effectively.”

The acquisition expands SEI’s position to become the market leader in the single and multi-family office services arena, a segment in which Archway had been the dominant service provider. Archway’s reputation for its innovative technology and next-generation solutions were recently recognized by industry participants by winning in three categories at the 2017 Family Wealth Report Awards.

“Joining SEI will help us provide the next level of institutional-quality, state-of-the-art solutions to the family office and wealth management marketplace,” said Jason Brown, CEO of Archway. “SEI’s market

Exhibit 99.1

focus and commitment to the broader asset management segments aligns directly with, and is uniquely complementary to, our focus on providing services to the family office, high-end wealth advisory, and institutional wealth management segments. Our two organizations also share a strong service ethic and culture of innovation that are perfectly suited to our unique and demanding client base. We are excited to be a part of the SEI family and look forward to the expanded opportunities that lie ahead for our combined organization.”

About SEI's Investment Manager Services Division
Investment Manager Services supplies investment organizations of all types with the advanced operating infrastructure they must have to evolve and compete in a landscape of escalating business challenges. SEI’s award-winning global operating platform provides asset managers and asset owners with customized and integrated capabilities across multiple investment vehicles, strategies, and jurisdictions. Our services enable investment managers to gain scale and efficiency, keep pace with marketplace demands, and run their businesses more strategically. SEI presently partners with more than 300 traditional, alternative and hybrid managers representing $15.5 trillion in assets, including 35 of the top 100 managers worldwide. For more information, visit seic.com/ims.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of March 31, 2017, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $779 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $297 billion in assets under management and $478 billion in client assets under administration. For more information, visit seic.com

About Archway Technology Partners
Archway Technology Partners, LLC (“Archway”) is a technology firm whose software solution supports the accounting, investment management and reporting functions for family offices, private banks, private wealth advisors and fund administrators. Archway’s primary objective is to help private wealth management firms better serve their ultra-high-net-worth clients through a single, integrated technology offering.

Archway’s proprietary software solution is designed to efficiently handle complex partnership, portfolio and corporate accounting alongside bill payment, investment management and multi-asset class data aggregation. Clients can choose to operate the web-hosted technology platform themselves through a software-as-a-service deployment or leverage Archway’s high-touch client service team for fully outsourced consolidated investment reporting, bill payment and partnership accounting services. For more information about Archway, please visit www.archwaytechnology.net.

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